Exhibit 99

News Release

Contact:	Charles R. Guarino
Treasurer
(814) 765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS EARNINGS FOR 2008

Clearfield, Pennsylvania – February 11, 2009

CNB Financial Corporation (NASDAQ: CCNE), the parent company of CNB Bank, today announced annual earnings for the year ended December 31, 2008 of $5.2 million or $0.61 diluted earnings per share compared to $9.1 million or $1.05 diluted earnings per share for 2007, representing a 42.7% decrease in net income and a 41.9% decrease in diluted earnings per share. Net income in the fourth quarter of 2008 was $685 thousand or $0.08 diluted earnings per share compared to $2.4 million or $0.28 diluted earnings per share in the fourth quarter of 2007.

Earnings for the year and for the fourth quarter were negatively impacted by other-than-temporary impairment charges associated with certain investments. These after tax charges totaled $2.6 million for the year, or $0.30 per share, and $1.3 million in the fourth quarter, or $0.15 per share. Excluding these charges, earnings for the year would have been $7.8 million, or $0.91 per share, and $2.0 million, or $0.23 per share, in the fourth quarter.

The Corporation also increased its provision for loan losses during 2008 by $2.3 million, which resulted in a year end ratio of allowance for loan losses to net loans of 1.30%. The ratio of nonperforming assets to total assets was 0.42% at December 31, 2008, compared to 0.34% at December 31, 2007.

Consolidated balance sheets (in thousands) (unaudited)

	12/31/2008	12/31/2007
ASSETS:
Cash and cash equivalents	$31,256	$26,587
Securities, time deposits and other equity interests	250,511	171,975
Net loans	662,837	594,660
Premises and equipment, net	23,578	19,780
Other assets	48,312	43,306

TOTAL ASSETS	$1,016,494	$856,308

LIABILITIES:
Deposits	$814,596	$659,157
Borrowings and subordinated debentures	128,817	120,620
Other liabilities	10,614	7,248

TOTAL LIABILITIES	954,027	787,025

SHAREHOLDERS’ EQUITY	62,467	69,283

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,016,494	$856,308

Financial results - unaudited (in thousands, except share data)

	For Quarter Ended		Year To Date
	12/31/08	12/31/07	12/31/08	12/31/07
Net interest income	$9,419	$8,513	$36,600	$31,011
Provision for loan losses	1,806	609	3,787	1,512

Net interest income after provision	7,613	7,904	32,813	29,499
Other income	(42)	1,901	2,490	8,189
Noninterest expenses	7,059	6,544	28,801	25,273

Income before income taxes	512	3,261	6,502	12,415
Income tax benefit (expense)	173	840	(1,267)	3,281

NET INCOME	$685	$2,421	$5,235	$9,134

Earnings per share, fully diluted	$0.08	$0.28	$0.61	$1.05
Dividends per share	$0.165	$0.16	$0.645	$0.62

	As of or for the twelve months ended December 31, 2008	As of or for the twelve months ended December 31, 2007
SELECTED RATIOS
Net interest margin	4.22%	4.27%
Return on:
Average equity	7.39%	12.82%
Average assets	0.56%	1.12%

CAPITAL RATIOS (a)
Total risk-based capital ratio	12.09%	12.91%
Tier 1 capital ratio	10.88%	11.89%
Leverage ratio	8.40%	9.74%

ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.42%	0.34%
Net charge-offs to average loans	0.28%	0.14%
Allowance for loan losses to net loans	1.30%	1.13%

(a)	The capital ratios as of December 31, 2008 are estimated

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.